Exhibit 15.1

McMoRan Exploration Co.
1615 Poydras St.
New Orleans, La. 70112

August 8, 2012

To the Board of Directors and Stockholders of McMoRan Exploration Co.:

We are aware of the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-171950, 333-172520, 333-172517 and 333-176950) and Forms S-8 (File Nos. 333-168723, 333-153002, 333-124740, 333-115335, 333-105533, 333-90170, 333-87380, 333-57484 and 333-67485) of  McMoRan Exploration Co. of our report dated August 8, 2012 relating to the unaudited condensed consolidated interim financial statements of McMoRan Exploration Co. that is included in its Form 10-Q for the quarter ended June 30, 2012.

Very truly yours,

/s/Ernst & Young LLP